Exhibit 99.1

       Imagistics International Reports Third Quarter Earnings;
               Increases Earnings Outlook for Full Year

    TRUMBULL, Conn.--(BUSINESS WIRE)--Nov. 13, 2003--Imagistics
International Inc. (NYSE:IGI)

    --  Earnings per Share of $0.30, up 36% over Last Year

    --  Copier/MFP Revenue up 12%

    --  Operating Cash Flow of $28.1 Million

    --  Full Year Outlook Raised to $1.17 EPS

    -- Awarded #1 Copier/Multifunction Product in Overall Customer Satisfaction among business users in a tie by J.D. Power and Associates

    Imagistics International Inc. (NYSE:IGI) today announced a 36 percent increase in diluted earnings per share to $0.30 for the third quarter of 2003 compared with $0.22 for the third quarter of 2002. Net income increased by 23 percent over the same period to $5.1 million from $4.2 million last year. Total revenue for the third quarter increased 2 percent to $159.5 million, consisting of growth in copier/MFP (multifunctional product) revenue of 12 percent and a decline in facsimile revenue of 13 percent. Excluding a significant increase in revenue attributable to sales to Pitney Bowes Canada ("PB Canada"), which has been operating under a reseller agreement since the Imagistics spin-off from Pitney Bowes, total revenues for the third quarter declined less than one half percent.
    Total sales of equipment and supplies increased 9 percent to $84.3 million in the third quarter (4 percent excluding PB Canada). Copier/MFP sales increased 19 percent, of which approximately one third was related to higher sales to PB Canada, and facsimile sales declined 9 percent from the prior year period. The overall sales increase reflects a significant improvement in demand for color products and for mid-market digital black-and-white multifunctional products accompanied by an associated increase in supplies, offset by a pronounced decline in facsimile supplies sales as industry-wide facsimile usage continues its anticipated decline.
    Total rental revenue declined 7 percent to $54.2 million in the third quarter. Rental revenue from the copier/MFP product line increased 6 percent in the third quarter, as a result of an increase in page volumes. Rental revenue from the facsimile product line declined 15 percent in the third quarter reflecting a declining installed base coupled with lower prices.
    Third quarter support services revenue from service contracts increased one percent to $21.0 million reflecting higher copier service revenue partially offset by significantly lower facsimile service revenue.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We are very pleased with this quarter's results. This is our seventh straight quarter of year-over-year growth in copier/MFP revenue. In fact, as of the end of the quarter, copier/MFP revenue represented 66% of our total revenue vs. 56% in the year 2000. In particular, we have throughout this year continued to accelerate our growth in copier/MFP sales revenue. Some of this growth has been driven by particularly strong color sales, which have more than doubled since a year ago and now represent 9% of our copier equipment sales. Also, recognizing connectivity as a technology driver for higher print volumes and in conjunction with our best of breed strategy, the company has embedded connectivity capabilities in all of our new products."
    Mr. Breslawsky added, "We continue to benefit from our best of breed strategy. The most recent confirmation of our successful implementation of this strategy was our being awarded #1 Copier/Multifunction Product in Overall Customer Satisfaction Among Business Users* in a tie in the J. D. Power and Associates 2003 Copier Customer Satisfaction Study(SM). The study looked at product, service and sales. This achievement, combined with our receiving the 2003 Most Outstanding Multifunctional Product Line of the Year award by Buyers Laboratory Inc., represents the second time this year that an independent research organization has distinguished Imagistics from our peers in the copier/MFP business. This quarter we strengthened our line of multifunctional products with the introduction of two new MFPs, each designed to serve as the hub for virtually all of an enterprise's departmental document needs. We believe that our ability to successfully source, enhance and deliver the products most in demand by the marketplace will be one of the most important factors in driving the continued growth that we anticipate for our copier/MFP business."
    The sales gross margin of 37.9 percent decreased 0.8 percentage points primarily due to the large increase in lower margin PB Canada sales and the continuing shift in product mix toward lower margin copier/MFP products away from the facsimile line, partially offset by reduced inventory obsolescence charges. The rental gross margin of
66.9 percent improved 3.0 percentage points compared with the third quarter last year. This improved rental gross margin was primarily attributable to capturing much of the benefit of lower product costs and a continuation of efforts to apply more disciplined profitability standards in contract pricing and terms and conditions. Rental margin improvements were partially offset by the continuing shift in product revenue mix toward lower margin copier/MFP products away from the facsimile line.
    Selling, service and administrative expenses of $76.0 million in the third quarter decreased 3 percent from the prior year. SS&A represented 47.6% of total revenue this quarter compared with 50.4% in the prior year. The decrease was primarily the result of lower advertising expenses. This discretionary reduction was made in part to offset the one-time increase in interest expense resulting from the company's reclassification of $2.8 million, related to the interest rate swap agreements, from other comprehensive loss to interest expense. In addition, the company benefited from lower employee benefit and service expenses, as well as an insurance recovery in partial settlement of property damage claims related to the World Trade Center. Partially offsetting these savings were the anticipated higher ERP and duplicative legacy IT expenses as well as associated administrative expenses. Although cash outlays for ERP are somewhat less than last year, the proportion expensed, approximately 60%, was significantly higher this quarter.
    Joseph D. Skrzypczak, Chief Financial Officer, said, "For the third quarter of 2003, we generated $28.1 million of operating cash flow and invested $15.3 million in capital expenditures, primarily for replenishing our rental asset base. We also used some of our cash to expand our distribution capabilities through our previously announced acquisition of TCM Digital Solutions."
    Mr. Skrzypczak added, "In the third quarter, we also used some of our cash to reduce debt by $20.2 million. Total debt is now $53.5 million, or 17% of total capitalization, down from 22% last quarter. We have continued to maintain our strong balance sheet with a significant cash balance of $25.1 million. This quarter, we also repurchased 196 thousand shares of stock under our stock buyback program for a total value of $5.7 million. Since the beginning of the stock buyback program last year, we have repurchased 3.1 million shares or 16 percent of the shares that were outstanding when Imagistics was spun off in December 2001."

    First Nine Months Results

    For the first nine months of 2003, total revenues were $466.4 million, a decrease of one percent from the first nine months of 2002. Over this period, copier revenue grew 7 percent, and facsimile revenue declined 12 percent.
    For the first nine months of 2003, net income increased 20 percent to $14.9 million compared with earnings of $12.4 million for the first nine months of 2002. Earnings per diluted share increased 34 percent to $0.86 compared with $0.64 for the same period last year. The increases were primarily the result of improved sales and rental gross margins and lower operating expenses, offset by higher interest expense resulting from the reclassification discussed earlier.
    Operating cash flow generation in the first nine months was $84.4 million and capital expenditures were $41.7 million, of which $28.0 million was for replenishing the rental asset base and $13.7 million was for property, plant and equipment, the majority of which was for the company's ERP project. During this period, the company repurchased
1.2 million shares of Imagistics stock for $26.2 million under the stock buy-back program while reducing its debt by $20.6 million.

    Outlook for 2003 and 2004

    Mr. Breslawsky stated, "We continue to be very pleased with our near term and long term growth prospects. Even excluding the benefit of the unusually strong results from PB Canada, we are very close to the inflection point where the increase in copier/MFP revenue more than compensates for the fall-off in facsimile. We also foresee opportunities for further margin improvements. This quarter, we saw our gross margins improve 3 full percentage points on rentals and, if we exclude the impact of sales to PB Canada, sales gross margins improved modestly. At the same time we continue to invest in the future. We are on target to complete Phase 2 of our ERP project by year-end. We began the Phase 2 implementation in October, and we are pleased with our progress. Although we are experiencing typical processing and system inefficiencies, we expect to resolve them in due course. We will then begin the less difficult and less capital intensive final phase of the project."
    Mr. Breslawsky added, "Based on continued confidence in the company's business and the visibility we have from our recurring revenue base, we believe that we will exceed our previous earnings target for 2003. We are raising our guidance from $1.15 to $1.17 earnings per diluted share, exceeding the current First Call estimate by $0.02 per share. We also maintain our expectation that earnings per share growth will exceed 20 percent in 2004. We are proud of our many accomplishments in the relatively short time since our inception, and we will remain focused on our operations to earn the appreciation of our customers, our shareholders and all of our other supporters."

    Conference Call

    Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, and Joseph Skrzypczak, Chief Financial Officer, on Thursday, November 13, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent Phase 2 ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2002 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

    *J.D. Power and Associates 2003 Copier Customer Satisfaction
Study(SM). Study based on responses from 2963 small, medium and large business users in the first 18 months of copier ownership.

Imagistics International Inc.

Consolidated Statements of Operations
(Unaudited)

                         Three months ended       Nine months ended
                            September 30,           September 30,
                       ----------------------- -----------------------
(in millions, except
 per share amounts)       2003    2002  B / (W)   2003   2002  B / (W)
----------------------------------------------------------------------

Revenue
   Sales                  $84.3   $77.1     9%   $236.2  $231.2     2%
   Rentals                 54.2    58.1   (7%)    167.4   175.5   (5%)
   Support services        21.0    20.9     1%     62.8    62.8     -
----------------------------------------------------------------------
Total revenue             159.5   156.1     2%    466.4   469.5   (1%)

Costs and expenses
   Cost of sales           52.3    47.3  (11%)    145.8   145.1     -
   Cost of rentals         18.0    21.0    14%     55.8    64.4    13%
   Selling, service
    and administration     76.0    78.7     3%    231.5   233.0     1%
----------------------------------------------------------------------
Operating income           13.2     9.1    45%     33.3    27.0    23%

   Interest expense,
    net                     4.3     2.2  (91%)      7.5     6.4  (17%)
----------------------------------------------------------------------
Income before income
 taxes                      8.9     6.9    30%     25.8    20.6    25%

   Provision for
    income taxes            3.8     2.7  (40%)     10.9     8.2  (33%)
----------------------------------------------------------------------
Net income                 $5.1    $4.2    23%    $14.9   $12.4    20%
======================================================================


Calculation of
 earnings per share

Income available to
 common shareholders       $5.1    $4.2    23%    $14.9   $12.4    20%

Basic average shares
 outstanding             16.472  17.989     8%   16.855  18.903    11%
Diluted average
 shares outstanding      17.067  18.538     8%   17.330  19.364    11%
----------------------------------------------------------------------

Basic earnings per
 share                    $0.31   $0.23    35%    $0.89   $0.66    35%
Diluted earnings per
 share                    $0.30   $0.22    36%    $0.86   $0.64    34%
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
                                                    Sept. 30, Dec. 31,
(in millions)                                         2003     2002
----------------------------------------------------------------------

Cash                                                   $25.1    $31.3
Accounts receivable, net                                72.2     84.2
Accrued billings                                        27.5     26.1
Inventories                                             98.1    106.0
Other current assets                                    22.6     25.6
----------------------------------------------------------------------
Total current assets                                   245.5    273.2

Property, plant and equipment, net                      53.2     43.8
Rental assets, net                                      66.5     88.4
Other assets                                            60.1     59.5
----------------------------------------------------------------------

Total assets                                          $425.3   $464.9
======================================================================


Current portion of long-term debt                       $0.5     $0.7
Accounts payable and accrued liabilities                63.9     77.6
Advance billings                                        26.1     27.2
----------------------------------------------------------------------
Total current liabilities                               90.5    105.5

Long-term debt                                          53.0     73.4
Other liabilities                                       20.4     21.8
----------------------------------------------------------------------
Total liabilities                                      163.9    200.7

Stockholders' equity                                   261.4    264.2
----------------------------------------------------------------------

Total liabilities and stockholders' equity            $425.3   $464.9
======================================================================

Shares outstanding (in thousands)                     16,795   17,877

Memo:  Total debt                                      $53.5    $74.1
                                                    ========= ========


Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
                                                        Nine months
                                                           ended
                                                       September 30,
                                                      ----------------
(in millions)                                          2003     2002
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                             $14.9    $12.4
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                         56.5     60.1
  Provision for bad debt                                 5.7      3.8
  Reserve for obsolete inventory                         5.1     11.4
  Deferred taxes on income                               4.2      3.7
  Change in assets and liabilities:
       Accounts receivable                               7.0     12.8
       Accrued billings                                 (1.4)    (0.4)
       Inventories                                       3.7      6.6
       Other currents assets and prepayments             2.1      1.3
       Accounts payable and accrued liabilities        (14.7)    19.9
       Advance billings                                 (1.3)    (0.9)
  Other, net                                             2.6      1.6
----------------------------------------------------------------------
Net cash provided by operating activities               84.4    132.3
----------------------------------------------------------------------

Cash flows from investing activities
  Expenditures for rental equipment assets             (28.0)   (38.7)
  Expenditures for property, plant and equipment       (13.7)   (14.9)
  Other investing activities                            (4.1)       -
----------------------------------------------------------------------
Net cash used in investing activities                  (45.8)   (53.6)
----------------------------------------------------------------------

Cash flows from financing activities
  Purchases of treasury stock                          (26.2)   (30.0)
  Net repayments under Term Loan
     and Revolving Credit Facility                     (20.6)   (42.6)
  Exercises of stock options, including purchases
     under employee stock purchase plan                  2.0        -
----------------------------------------------------------------------
Net cash used in financing activities                  (44.8)   (72.6)
----------------------------------------------------------------------

(Decrease) increase in cash                             (6.2)     6.1

Cash at beginning of period                             31.3     18.8
----------------------------------------------------------------------

Cash at end of period                                  $25.1    $24.9
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


Imagistics International Inc.

Supplemental Data Schedules
(Unaudited)
                              Three months ended   Nine months ended
                                September 30,        September 30,
                             -------------------- --------------------
(in millions)                                B /                  B /
                             2003    2002    (W)   2003    2002    (W)
----------------------------------------------------------------------

Revenue
   Sales excluding Pitney
    Bowes Canada              $75.6   $72.4    4% $214.8  $213.0    1%
   Sales to Pitney Bowes
    Canada                      8.7     4.7   84%   21.4    18.2   18%
----------------------------------------------------------------------
   Total sales                 84.3    77.1    9%  236.2   231.2    2%
   Rentals                     54.2    58.1  (7%)  167.4   175.5  (5%)
   Support services            21.0    20.9    1%   62.8    62.8    -
----------------------------------------------------------------------
Total revenue                $159.5  $156.1    2% $466.4  $469.5  (1%)
======================================================================


Revenue
   Revenue excluding Pitney
    Bowes Canada             $150.8  $151.4    -  $445.0  $451.3  (1%)
   Sales to Pitney Bowes
    Canada                      8.7     4.7   84%   21.4    18.2   18%
----------------------------------------------------------------------
Total revenue                $159.5  $156.1    2% $466.4  $469.5  (1%)
======================================================================

Certain previously reported amounts have been reclassified to conform to the current year presentation.


    Although sales, excluding sales to Pitney Bowes Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes Canada under the reseller agreement, the initial term of which expires in December 2003, are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller arrangement with Pitney Bowes Canada, however, we are unable to predict the future level of sales to Pitney Bowes Canada. We also believe it is useful to analyze sales excluding sales to Pitney Bowes Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.



                              Three months ended   Nine months ended
                                 September 30,       September 30,
                              ------------------- --------------------
(in millions)                               B /                  B /
                               2003   2002   (W)   2003    2002   (W)
----------------------------------------------------------------------

Free cash flow
  Net cash provided by
   operating activities       $28.1  $43.5  (36%) $84.4  $132.3  (36%)
  Capital expenditures         15.3   21.2    28%  41.7    53.6    22%
----------------------------------------------------------------------
Free cash flow                $12.8  $22.3  (43%) $42.7   $78.7  (46%)
======================================================================


    Although free cash flow represents a non-GAAP financial measure, management believes this measure is meaningful to investors in evaluating our ability to meet our future debt requirements, to fund capital expenditures and working capital requirements.


    CONTACT: Imagistics International Inc.
             Timothy J. Klahs, 203-365-2361
             timothy.klahs@imagistics.com